EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES RECORD SECOND QUARTER EARNINGS
AND CONFIRMS FULL YEAR 2011 ESTIMATE

STAMFORD, CT, July 27, 2011 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid consumer goods packaging products, today reported second quarter 2011 net income of $51.2 million, or $0.73 per diluted share, as compared to second quarter 2010 net income of $36.3 million, or $0.47  per diluted share.  Results for 2011 included income of $27.0 million, or $0.25 per diluted share net of tax, for proceeds of $39.5 million received as a result of the termination of the Graham Packaging merger agreement, net of costs attributable to certain corporate development activities.  Results for 2011 also included a charge of $3.3 million, or $0.03 per diluted share net of tax, for the resolution of a past product liability dispute and $2.4 million, or $0.02 per diluted share net of tax, for rationalization charges.  Results for 2010 included $0.7 million, or $0.01 per diluted share net of tax, for rationalization charges.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We are pleased with our second quarter 2011 results as we delivered record adjusted net income per diluted share of $0.53 as compared to $0.48 in the second quarter of 2010, an increase of 10.4 percent in the face of continued resin volatility and an unsettled macroeconomic environment,”

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SILGAN HOLDINGS
July 27, 2011

said Tony Allott, President and CEO.  “Our recent acquisitions of IPEC, DGS and Vogel & Noot contributed favorably to our operations in the second quarter of 2011 and, combined with solid operating performance across our businesses, helped to alleviate the negative impact of resin cost inflation in our closures and plastics businesses,” continued Mr. Allott.  “Based on our year-to-date performance and expectations for the second half of the year, we are confirming our full year 2011 earnings estimate of adjusted net income per diluted share in the range of $2.60 to $2.70,” concluded Mr. Allott.

Net sales for the second quarter of 2011 were $822.2 million, an increase of $128.3 million, or 18.5 percent, as compared to $693.9 million in 2010.  This increase was primarily the result of higher unit volumes in the metal container and closures businesses principally due to the inclusion of the recently acquired Vogel & Noot, IPEC and DGS operations, higher average selling prices in all businesses largely attributable to the pass through of higher raw material costs and the impact of favorable foreign currency translation, partially offset by lower unit volumes in the plastic container businesses.

Income from operations for the second quarter of 2011 was $94.5 million as compared to $67.1 million for the second quarter of 2010, and operating margin increased to 11.5 percent from 9.7 percent over the same periods.  The increase in income from operations was primarily attributable to income of $27.0 million included in corporate selling, general and administrative expenses for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs attributable to certain corporate development activities.  In addition, income from operations in the plastic container business also improved.  These increases were partially offset by a decrease in income from operations in the metal container and closures businesses.

Interest and other debt expense for the second quarter of 2011 was $16.5 million, an increase of $4.5 million as compared to 2010.  This increase was primarily due to higher average outstanding borrowings principally as a result of borrowings for acquisitions and from the refinancing of the senior secured credit facility in July 2010.

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SILGAN HOLDINGS
July 27, 2011

Metal Containers

Net sales of the metal container business were $482.3 million for the second quarter of 2011, an increase of $104.2 million, or 27.6 percent, as compared to $378.1 million in 2010.  This increase was primarily due to higher unit volumes principally as a result of the inclusion of net sales from Vogel & Noot and higher average selling prices as a result of the pass through of higher raw material costs.

Income from operations of the metal container business decreased $1.1 million in the second quarter of 2011 to $42.9 million as compared to $44.0 million in 2010, and operating margin decreased to 8.9 percent from 11.6 percent over the same periods.  The decrease in income from operations was primarily the result of a $3.3 million charge related to the resolution of a past product liability dispute, the negative comparison resulting from the 2010 benefit from the delayed contractual pass through of lower manufacturing costs as compared to the delayed contractual pass through of higher manufacturing costs in 2011, higher rationalization charges and a less favorable mix of products sold.  The decrease in income from operations was partially offset by the inclusion of Vogel & Noot despite the remaining negative impact from the inventory purchase accounting adjustment, an increase in unit volumes and ongoing cost control and improvement in manufacturing efficiencies.  Rationalization charges were $1.4 million and $0.3 million in the second quarter of 2011 and 2010, respectively.

Closures

Net sales of the closures business were $184.5 million in the second quarter of 2011, an increase of $18.7 million, or 11.3 percent, as compared to $165.8 million in 2010.  This increase was primarily the result of higher unit volumes due to the inclusion of net sales from IPEC and DGS, partially offset by softness in the single-serve beverage markets, the impact of favorable foreign currency translation and higher average selling prices due to the pass through of higher raw material costs.

Income from operations of the closures business for the second quarter of 2011 decreased $1.3 million to $22.7 million as compared to $24.0 million in 2010, and operating margin decreased

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SILGAN HOLDINGS
July 27, 2011

to 12.3 percent from 14.5 percent over the same periods.  These decreases were primarily attributable to the impact from the lagged pass through of increases in resin costs to customers, partially offset by the inclusion of IPEC and DGS and the benefits of ongoing cost reduction initiatives and improved manufacturing efficiencies.

Plastic Containers

Net sales of the plastic container business were $155.4 million in the second quarter of 2011, an increase of $5.4 million, or 3.6 percent, as compared to $150.0 million in 2010.  This increase was principally due to the impact of higher average selling prices as a result of the pass through of resin cost increases and the impact of favorable foreign currency translation, partially offset by a decrease in unit volumes and a less favorable mix of products sold.

Income from operations of the plastic container business for the second quarter of 2011 was $4.5 million, an increase of $0.5 million as compared to $4.0 million in 2010, and operating margin increased to 2.9 percent from 2.7 percent over the same periods.  These increases were primarily attributable to continued improvement in operating performance, including the impact from the consolidation of certain corporate administrative functions initiated in the fourth quarter of 2010, partially offset by lower unit volumes and a less favorable mix of products sold.  Consistent with the first quarter of 2011 and the prior year, the plastic container business continued to be negatively impacted by the lagged pass through of increases in resin costs to customers.

Six Months

Net income for the first six months of 2011 was $77.3 million, or $1.10 per diluted share, as compared to net income for the first six months of 2010 of $63.0 million, or $0.82 per diluted share.  Results for the first six months of 2011 included income of $0.23 per diluted share net of tax for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs attributable to certain corporate development activities.  Results for 2011 also included a charge of $0.03 per diluted share net of tax for the resolution of a past product liability dispute and $0.04 per diluted share net of tax for rationalization charges.  Results for the first six months of 2010 included $0.02 per diluted share net of tax for rationalization charges and $0.04 per diluted share net of tax for the impact from the remeasurement of the net assets in

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SILGAN HOLDINGS
July 27, 2011

the Venezuela operations.  Adjusted net income per diluted share for the first six months of 2011 was $0.94 versus $0.88 in the prior year period, a 6.8 percent increase.

Net sales for the first six months of 2011 increased $167.4 million, or 12.3 percent, to $1.53 billion as compared to $1.36 billion for the first six months of 2010.  This increase was primarily due to the inclusion of net sales from Vogel & Noot, IPEC and DGS, higher average selling prices in each of the businesses due to the pass through of higher raw material costs and the impact of favorable foreign currency translation, partially offset by lower domestic unit volumes in the metal container business due to the customer buy-ahead at the end of 2010 and lower unit volumes in the plastic container business.

Income from operations for the first six months of 2011 was $148.1 million, an increase of $24.3 million, or 19.6 percent, from the same period in 2010.  This increase was primarily a result of income of $25.2 million included in corporate selling, general and administrative expenses for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs attributable to certain corporate development activities.  The increase was also attributable to improved manufacturing efficiencies and ongoing cost controls, the inclusion of Vogel & Noot, IPEC and DGS and a $3.2 million charge recognized in 2010 for the remeasurement of net assets in the Venezuela operations.  These increases were partially offset by a decrease in income from operations in the metal container business due primarily to the negative comparison resulting from the 2010 benefit from the delayed contractual pass through of lower manufacturing costs as compared to the delayed contractual pass through of higher manufacturing costs in 2011, lower domestic unit volumes and a $3.3 million charge for the resolution of a past product liability dispute.  In addition, rationalization charges were $4.1 million in the first six months of 2011 as compared to $2.7 million in the first six months of 2010.

Interest and other debt expense for the first six months of 2011 was $30.4 million, an increase of $5.9 million as compared to the first six months of 2010.  This increase was primarily due to higher average outstanding borrowings, largely attributable to the refinancing of the senior secured credit facility in July 2010 and borrowings to fund acquisitions.

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SILGAN HOLDINGS
July 27, 2011

Dividend

On June 15, 2011, the Company paid a quarterly cash dividend in the amount of $0.11 per share to holders of record of common stock of the Company on June 1, 2011.  This dividend payment aggregated $7.8 million.

Outlook for 2011

The Company is confirming its estimate of adjusted net income per diluted share for the full year of 2011 in the range of $2.60 to $2.70.  This estimate excludes the benefit from the merger agreement termination fee received from Graham Packaging, costs associated with announced acquisitions, rationalization charges and the impact from the past product liability dispute resolved in the second quarter of 2011.  In addition, the Company anticipates that it will complete a refinancing of its senior secured credit facility with terms and pricing more favorable than its existing facility and with more borrowing availability largely as a result of the conversion to term loans of the Euro revolving loan borrowings used to finance the Vogel & Noot acquisition and certain U.S. revolving loan borrowings and an increased incremental uncommitted multicurrency loan facility.  This refinancing is expected to be completed shortly.  The Company’s estimates of adjusted net income per diluted share for 2011 exclude the impact from this pending refinancing.

The Company estimates adjusted net income per diluted share for the third quarter of 2011 will be in the range of $1.05 to $1.15, excluding rationalization charges and costs attributable to announced acquisitions.  Given the magnitude of the third quarter and the potential impact of a later than anticipated fruit and vegetable fresh pack, the results of the back half of the year can shift between the third and fourth quarters.  This estimate compares to adjusted net income per diluted share of $0.90 in the third quarter of 2010.

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SILGAN HOLDINGS
July 27, 2011

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2011 at 11:00 a.m. eastern time on July 27, 2011.  The toll free number for domestic callers is (877) 723-9522, and the number for international callers is (719) 325-4937.   For those unable to listen to the live call, a taped rebroadcast will be available through August 10, 2011.  To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820.  The pass code is 7130882.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.1 billion in 2010.  Silgan operates 83 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2010 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2011	2010	2011	2010

Net sales	$822.2	$693.9	$1,525.3	$1,357.9

Cost of goods sold	705.3	585.3	1,306.4	1,146.0

Gross profit	116.9	108.6	218.9	211.9

Selling, general and administrative expenses	20.0	40.8	66.7	85.4

Rationalization charges	2.4	0.7	4.1	2.7

Income from operations	94.5	67.1	148.1	123.8

Interest and other debt expense	16.5	12.0	30.4	24.5

Income before income taxes	78.0	55.1	117.7	99.3

Provision for income taxes	26.8	18.8	40.4	36.3

Net income	$51.2	$36.3	$77.3	$63.0

Earnings per share:
Basic net income per share	$0.73	$0.47	$1.10	$0.82
Diluted net income per share	$0.73	$0.47	$1.10	$0.82

Cash dividends per common share	$0.11	$0.11	$0.22	$0.21

Weighted average shares (000’s):
Basic	70,145	76,701	70,064	76,665
Diluted	70,513	77,287	70,507	77,268

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2011	2010	2011	2010
Net sales:
Metal containers	$482.3	$378.1	$872.7	$753.1
Closures	184.5	165.8	344.6	309.8
Plastic containers	155.4	150.0	308.0	295.0
Consolidated	$822.2	$693.9	$1,525.3	$1,357.9

Income from operations:
Metal containers (a)	$42.9	$44.0	$81.2	$90.4
Closures (b)	22.7	24.0	38.5	35.1
Plastic containers (c)	4.5	4.0	10.8	6.9
Corporate (d)	24.4	(4.9)	17.6	(8.6)
Consolidated	$94.5	$67.1	$148.1	$123.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)
	June 30,	June 30,	Dec. 31,
	2011	2010	2010
Assets:
Cash and cash equivalents	$127.5	$52.1	$175.2
Trade accounts receivable, net	431.4	306.1	214.4
Inventories	742.5	563.6	438.5
Other current assets	54.5	17.2	36.3
Property, plant and equipment, net	1,085.4	842.9	849.7
Other assets, net	566.4	401.0	461.9
Total assets	$3,007.7	$2,182.9	$2,176.0

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$519.9	$334.5	$410.2
Current and long-term debt	1,492.4	848.9	904.6
Other liabilities	359.3	279.6	307.6
Stockholders’ equity	636.1	719.9	553.6
Total liabilities and stockholders’ equity	$3,007.7	$2,182.9	$2,176.0

(a)
Includes rationalization charges of $1.4 million for each of the three and six months ended June 30, 2011 and of $0.3 million for each of the three and six months ended June 30, 2010.  Includes a charge for the resolution of a past product liability dispute of $3.3 million for the three and six months ended June 30, 2011.

(b)
Includes rationalization charges of $0.3 million and $1.4 million for the three and six months ended June 30, 2011, respectively, and a charge for the Venezuela remeasurement of $3.2 million for the six months ended June 30, 2010.

(c)
Includes rationalization charges of $0.7 million and $0.4 million for the three months ended June 30, 2011 and 2010, respectively, and $1.3 million and $2.4 million for the six months ended June 30, 2011 and 2010, respectively.

(d)
Includes income of $27.0 million and $25.2 million for the three and six months ended June 30, 2011, respectively, for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs associated with certain corporate development activities.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2011	2010

Cash flows provided by (used in) operating activities:
Net income	$77.3	$63.0
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	79.4	72.5
Rationalization charges	4.1	2.7
Other changes that provided (used) cash, net of
effects from acquisitions:
Trade accounts receivable, net	(120.4)	(118.9)
Inventories	(199.4)	(185.0)
Trade accounts payable and other changes, net	106.5	85.5
Contributions to domestic pension benefit plans	-	(92.3)
Net cash used in operating activities	(52.5)	(172.5)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(264.4)	-
Capital expenditures	(84.2)	(48.1)
Proceeds from asset sales	3.1	0.5
Net cash used in investing activities	(345.5)	(47.6)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(15.6)	(16.3)
Changes in outstanding checks – principally vendors	(99.5)	(92.5)
Net borrowings and other financing activities	465.4	75.2
Net cash provided by (used in) financing activities	350.3	(33.6)

Cash and cash equivalents:
Net decrease	(47.7)	(253.7)
Balance at beginning of year	175.2	305.8
Balance at end of period	$127.5	$52.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2011	2010	2011	2010

Net income per diluted share as reported	$0.73	$0.47	$1.10	$0.82

Adjustments:
Rationalization charges	0.02	0.01	0.04	0.02
Proceeds from termination of merger agreement	(0.37)	-	(0.37)	-
Costs attributable to announced acquisitions	0.12	-	0.14	-
Venezuela remeasurement	-	-	-	0.04
Resolution of product liability dispute	0.03	-	0.03	-
Adjusted net income per diluted share	$0.53	$0.48	$0.94	$0.88

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Third Quarter			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated	Actual
	Low	High		Low	High
	2011	2011	2010	2011	2011	2010
Net income per diluted share as estimated
for 2011 and as reported for 2010	$ 1.05	$ 1.15	$ 0.84	$ 2.76	$ 2.86	$ 1.89

Adjustments:
Rationalization charges	-	-	0.01	0.04	0.04	0.19
Proceeds from termination of merger agreement	-	-	-	(0.37)	(0.37)	-
Costs attributable to announced acquisitions(2)	-	-	0.01	0.14	0.14	0.03
Loss on early extinquishment of debt	-	-	0.04	-	-	0.07
Venezuela remeasurement	-	-	-	-	-	0.04
Resolution of product liability dispute	-	-	-	0.03	0.03	-
Adjusted net income per diluted share as estimated for 2011 and presented for 2010	$ 1.05	$ 1.15	$ 0.90	$ 2.60	$ 2.70	$ 2.22

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, proceeds from the termination of acquisition agreements, costs attributable to announced acquisitions, the loss on early extinguishment of debt, the impact from the remeasurement of the net assets of the Venezuela operations and the impact from the resolution of a past product liability dispute from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.